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EXHIBIT 11
			    DIGITRAN SYSTEMS, INCORPORATED
		    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


						Year ended                            Year ended
					     on April 30, 1996                     on April 30, 1995
				       PRIMARY          FULLY DILUTED        PRIMARY          FULLY DILUTED

Net Loss                              ($1,664,048)     ($1,664,048)        ($1,681,277)      ($1,681,277)
Less: dividends on convertible
      preferred stock
       Paid
       Unpaid                           ($208,149)       ($208,149)          ($257,012)        ($257,012)
Net loss applicable to
     common stock                     ($1,872,197)     ($1,872,197)        ($1,938,289)      ($1,938,289)

Common Stock:
     Shares outstanding from
	beginning of period             9,408,383        9,408,383           9,403,983         9,403,983

     Weighted average shares
	issued during the period          218,293          218,293               1,133             1,133

     Weighted average shares
       outstanding during the period    9,626,676        9,626,676           9,405,116         9,405,116


Common stock equivalents
computed using the Treasury
Stock method:

     $.50 options(1)                      120,000          120,000             120,000          120,000
     $2.00 options(1)                      10,000           10,000              10,000           10,000
     Other options (1)(2)               1,125,000        1,125,000             450,000          450,000

     Proceeds from exercise                   -                -                   -                -
     Average price the for period (2)        n/a              n/a                 n/a              n/a
     Shares repurchased                       -                -                   -                -
	 Net shares outstanding from
	    options exercised                 -                -                   -                -

Common stock and common stock
equivalents outstanding                 9,626,676        9,626,676           9,405,116        9,405,116

Convertible preferred stock
     Weighted average equivalent
       shares outstanding during
       the period                                          865,796                              919,533

All dilutive contingent shares                          10,492,472                           10,324,649

Loss per common share and
common share equivalents                  ($0.19)                         ($0.21)

Loss per common share--
     assuming full dilution                                   n/a                                   n/a

(1) Options would be antidilutive on EPS for both periods due to net losses in those periods.
(2) No FMV available. See Note 16 in "ITEM 7 - FINANCIAL STATEMENTS".
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